UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2016

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 240-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2016, Impax Laboratories, Inc. (“Impax” or the “Company”) entered into the First Amendment (the “Amendment”) to the Distribution, License, Development and Supply Agreement dated as of January 31, 2012 (the “License Agreement”) between the Company and AstraZeneca UK Limited (“AstraZeneca”). Pursuant to the License Agreement, the Company received, among other rights set forth therein, the exclusive rights to distribute and sell certain products containing Zomig® (zolmitriptan) in the United States and certain U.S. territories and AstraZeneca retained, among other rights, the right to continue to be the holder of the New Drug Application (“NDA”) for such products, including the obligation to complete certain studies related to the products as specified in the License Agreement. Under the terms of the Amendment, under certain conditions and depending on the nature and terms of the study agreed to with the U.S. Food and Drug Administration (the “FDA”), Impax agreed to conduct, at its own expense, the juvenile toxicity study and pediatric study required by the FDA under the Pediatric Research Equity Act (“PREA”) for approval of the nasal formulation of Zomig® for the acute treatment of migraine in pediatric patients ages six through 11 years old, as further described in the study protocol mutually agreed to by the parties (the “PREA Study”). In consideration for the Company conducting the PREA Study at its own expense, the Amendment provides for the total royalty payments payable by the Company to AstraZeneca on net sales of Zomig® products under the License Agreement to be reduced by certain specified amounts beginning from the quarter ended June 30, 2016 and through the quarter ended December 31, 2020, with such reduced royalty amounts totaling an aggregate amount of $30 million. In the event the royalty reduction amounts exceed the royalty payments payable by the Company to AstraZeneca pursuant to the License Agreement in any given quarter, AstraZeneca will be required to pay the Company an amount equal to the difference between the royalty reduction amount and the royalty payment payable by the Company to AstraZeneca. The Company’s commitment to perform the PREA Study may be terminated, without penalty, under certain circumstances as set forth in the Amendment.

Under the terms of the Amendment, AstraZeneca will be the regulatory sponsor for the PREA Study and will be responsible, at its sole expense, for the filing of all regulatory documentation related to the PREA Study, including without limitation the supplemental NDA related to the nasal spray formulations of Zomig®. AstraZeneca will also be responsible, at its sole expense, for supplying to the Company all Zomig® products as well as any control, comparator or placebo compounds, without charge, for use in the PREA Study in accordance with the terms of the Amendment.

The foregoing is a brief description of the terms and conditions of the Amendment that are material to Impax. This description is not intended to be complete and is qualified in its entirety by reference to the Amendment, which Impax will file with the Securities and Exchange Commission, along with a request for confidential treatment of certain terms of the Amendment, in its quarterly report on Form 10-Q for the second quarter ended June 30, 2016.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the Company’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, our ability to successfully develop and commercialize pharmaceutical products in a timely manner, changes to FDA approval requirements, our ability to successfully conduct clinical trials, our reliance on third parties to conduct clinical trials and testing, our dependence on certain employees, our ability to comply with legal and regulatory requirements governing the healthcare industry, the regulatory environment and the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2015 and other subsequent filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and we undertake no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAX LABORATORIES, INC.
Dated: June 2, 2016

	By:	/s/ Bryan M. Reasons
Name: Bryan M. Reasons
Title: Senior Vice President, Finance and Chief Financial Officer